Exhibit 10.2
PRIDE INTERNATIONAL, INC.
2004 DIRECTORS’ STOCK INCENTIVE PLAN
First Amendment
          Pride International, Inc. (the “Company”) having previously established the Pride International, Inc. 2004 Directors’ Stock Incentive Plan, as amended and restated March 26, 2008 (the “Plan”), and having reserved the right under Section 11 thereof to amend the Plan, does hereby amend the Plan, effective as of August 14, 2008, as follows:
          1. The final sentence of Section 7(iii) of the Plan is hereby amended in its entirety to read as follows:
“Shares of Restricted Stock granted under this Section will vest no sooner than one-third on each of the first three anniversaries of the Grant Date, provided that the Committee may provide for earlier vesting upon a termination of service by reason of death, disability, retirement, or Change in Control.”
          2. The following sentence is hereby added as the final sentence of Section 7(iii) of the Plan and such sentence shall read as follows:
“Notwithstanding the foregoing sentence, the Committee may provide for earlier vesting upon appropriate events as determined by the Committee; however, such earlier vesting shall be limited to shares that do not exceed 5% of the shares of Common Stock authorized under the Plan pursuant to Section 4 hereof.”
          3. Section 14 of the Plan is hereby amended to add a new subsection (c) as follows:
“(c) No adjustment or substitution pursuant to this Section 14 shall be made in a manner that results in noncompliance with the requirements of Section 409A of the Code, to the extent applicable.”

PRIDE INTERNATIONAL, INC.
By:	/s/ W. Gregory Looser
W. Gregory Looser
Senior Vice President - Legal, Information Strategy and General Counsel

ATTEST:

/s/ Brady K. Long Brady K. Long Chief Compliance Officer & Deputy General Counsel